UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 11, 2003

WESTERN DIGITAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-08703 (Commission File Number)	33-0956711 (IRS Employer Identification No.)

20511 Lake Forest Drive Lake Forest, California (Address of Principal Executive Offices)	92630 (Zip Code)

Registrant’s telephone number, including area code: (949) 672-7000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 9. Regulation FD Disclosure.
SIGNATURES

Item 9. Regulation FD Disclosure.

     In a meeting today at the Bear Stearns Technology Conference in New York, which will be webcast and will be available on the Company’s website in the Investor Relations section, officials of the Company expect to provide an update on certain current conditions in the hard drive industry. The webcast and a copy of the Company’s investor presentation for the conference, including a summary of the updated industry conditions, will be available at http://www.westerndigital.com/invest/, Presentations page.

     Specifically, the Company will indicate the following regarding the current desktop HD environment:

•	Pricing and demand in line with expectations for June quarter, historically the industry’s softest season

•	As expected, approximately 50 percent of the quarter’s business will be done in month of June

•	Industry inventories are at approximately the same level as the end of the March quarter

•	Merchant recording head supply assured for the foreseeable future despite uncertainty surrounding Read-Rite

     In addition, the Company will indicate the following regarding areal density transitions:

•	Industry transition to 80 GB/disk has been challenging but technology continues to improve

•	WD Caviar® 250 GB drive is industry’s most popular, highest volume 3-disk 80 GB 7200 RPM drive on the market today

•	WD building all mid and higher capacity HDs on 60/80 GB per disk technology: 80, 120, 160, 200, 250 GBs

•	11 OEMs have qualified 80 GB per disk programs

•	WD is satisfying major OEMs' Total Cost of Ownership requirements on highest volume HD by utilizing 40 GB per disk technology

     This Form 8-K may contain forward-looking statements, including statements regarding pricing, linearity, industry transition to 80 GM/platter technology, inventory levels and demand expectations for the current quarter. These forward-looking statements are based on current expectations, and actual results could differ materially as a result of several factors, including: pricing trends and other competitive factors; the Company’s ability to execute future production ramps; uncertainties related to the development and introduction of products based on new technologies; overall supply and customer demand in the hard drive industry; changes in product and customer mix; business conditions and growth in the PC industry; availability of product components; overall economic conditions; and other factors listed in our recent SEC filings, including the risk factors contained in the Company’s 10-K, 10-Q and other SEC filings. We undertake no obligation to update our forward-looking statements to reflect subsequent events or circumstances.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN DIGITAL CORPORATION

	By:	/s/ Raymond M. Bukaty

Raymond M. Bukaty Vice President, General Counsel and Secretary

Dated: June 11, 2003